EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-170022 of Rare Element Resources Ltd. (the “Company”) of our reports dated September 23, 2011, with respect to the consolidated balance sheets of the Company as of June 30, 2011 and 2010, and the consolidated statements of operations and deficit, comprehensive loss and cash flows of the Company for each of the years in the three-year period ended June 30, 2011, and the effectiveness of internal control over financial reporting of the Company, which reports appear in the June 30, 2011 annual report on Form 10-K of the Company.

Vancouver, Canada

September 28, 2011